EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is made and entered into as of the 14th day of February, 2020, by and between Del Taco LLC, a California limited liability company (the "Company"), and Chad Gretzema (the "Employee").
WHEREAS, the Employee is currently employed by the Company as its Senior Vice President and Chief Operating Officer; and
NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby covenant and agree with each other as follows:

1.	Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

(a)"Base Salary" shall mean the Employee's annual base salary, as determined by the Company from time to time.

(b)"Disability" shall mean, as a result of the Employee's incapacity because of physical or mental illness, the Employee shall have been absent from the Employee's duties with the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(c)"For Cause" shall mean: (i) being convicted of, a criminal offense involving moral turpitude, or involving fraud or dishonest conduct pertaining to the business or affairs of the Company, including, without limitation, peculation, or being guilty of any act or omission, the intended or likely consequence of which is material injury to the business, property or reputation of the Company, or any of its affiliates; (ii) engaging in a course of conduct after written notice from the Board of Directors, determined by the Board of Directors of the Company to be in material violation of the Employee's duties, fiduciary or otherwise, to the Company or any of its affiliates; (iii) committing an act of gross negligence or otherwise acting with willful disregard for the best interests of the Company or its affiliates; (iv) committing an act of fraud, seizing a corporate opportunity for the Employee instead of offering such opportunity to the Company or its affiliates or otherwise breaching any fiduciary duty owed to the Company or its affiliates; (v) absence (and not traveling on business) for a reason other than illness, vacation, or approved leave for more than 10 consecutive days; or (vi) committing a material violation of a material Company or affiliate policy. For purposes of this Agreement, a good faith determination by the Board whether the Employee was terminated For Cause shall be final and binding.
2.    Severance Payment.

(a)Termination by the Company For Cause. Upon termination of the Employee's employment by the Company For Cause, the Company shall, through the Date of Termination, pay the Employee the Employee's accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to the Employee except as otherwise expressly provided under this Agreement or as required by law, provided any such termination shall not adversely affect or alter the Employee's rights under any employee benefit plan of the Company in which the Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(b)Termination by Reason of Death or Disability of the Employee.

i.Death of Employee. If the Employee's employment terminates by reason of the Employee's death, the Company shall, within 90 days of the Date of Termination, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee's estate, the Employee's accrued and unpaid Base Salary to the Date of Termination (including compensation for any accrued vacation or other benefits) and the Employee's accrued and unpaid incentive compensation, if any. Such payment shall fully discharge the Company's obligations hereunder.

ii.Disability of Employee. During any period that the Employee fails to perform the Employee's duties hereunder as a result of incapacity because of physical or mental illness, the Employee shall continue to receive the Employee's accrued and unpaid Base Salary and accrued and unpaid incentive compensation, if any, until the Employee's employment is terminated because of Disability. Upon the Employee's termination of employment because of Disability, the Company shall pay in a lump sum amount to the Employee the Employee's accrued and unpaid Base Salary to the Date of Termination (including compensation for any accrued vacation or other benefits) and the Employee's accrued and unpaid incentive compensation, if any. Any termination due to Disability and any payments as a result of Disability will be provided in a manner which is consistent with federal and state law. Upon termination because of death prior to termination as a result of the Employee's Disability, Subparagraph 2(b)(i) shall apply.

(c)Termination by the Employee. If the Employee's employment is terminated by the Employee, then the Company shall, through the Date of Termination, pay the Employee the Employee's accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter the Employee's rights under any employee benefit plan of the Company in which the Employee, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(d)Termination by the Company Other than For Cause, Death or Disability. If the Employee's employment is terminated by the Company other than For Cause or because of the Employee's death or Disability, then the Company shall, through the Date of Termination, pay the Employee the Employee's accrued and unpaid Base Salary (including compensation for any accrued vacation) at the rate in effect at the time Notice of Termination is given and the Employee's accrued and unpaid incentive compensation, if any. In addition, subject to signing by the Employee of a general release of claims in a form and manner satisfactory to the Company, the Employee shall be entitled:
i.    To receive an amount equal to the sum of (A) and (B) (the "Termination Payment"), where (A) is 100% of the Employee's Base Salary at the rate in effect at the time Notice of Termination is given and (B) is the pro-rata portion of the cash bonus (if any) paid to the Employee in the immediately preceding year based on the number of days since the first day of the current year and through the Date of Termination. Subject to Section 16(b) hereof, the Termination Payment shall be paid in 12 equal monthly installments, the first of which shall be due and payable on the first day of the month next succeeding the Date of Termination.
ii.    To participate in the Company's health insurance plan on the same terms and conditions (including the same cost-sharing percentage) as in effect immediately prior to the Date of Termination, for a period of twelve (12) months following the Date of Termination. If such benefits cannot be provided to the Employee by reason of the Employee's termination, the Company shall reimburse the Employee for the cost of obtaining comparable benefits; provided, however, that the Company's obligation to reimburse the Employee for such costs shall not exceed 125% of the cost to the Company of providing such benefits to the Employee immediately prior to the Date of Termination.

3.
Notice of Termination. Except for termination by reason of the death of the Employee, any termination of the Employee's employment by the Company or any such termination by the Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

4.
Date of Termination. The "Date of Termination" shall be: (A) if the Employee's employment is terminated by the Employee's death, the date of the Employee's death; (B) if the Employee's employment is terminated other than by reason of the death of the Employee, the date on which Notice of Termination is given.

5.	Withholding. All payments made to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

6.
Confidentiality Agreement. In the event the Employee breaches the terms of the Confidentiality Agreement, in addition to any other remedy that the Company may have under the Confidentiality Agreement or other applicable law, the Company shall have the right to cease making the Termination Payment and the Employee agrees to forfeit back to the Company any portion of the Termination Payment already paid to the Employee under this Agreement.

7.
Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:
At the Employee's home address as shown in the Company's personnel records; If to the Company:

25521 Commercentre Drive, Suite 200
Lake Forest, California 92630
Attention: Jack T. Tang
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.
Amendment. No provisions of this Agreement may be amended, modified, or discharged unless such amendment, modification, or discharge is agreed to in writing and signed by the Employee and such officer of the Company as may be specifically designated by the Board.

9.
Entire Agreement. This Agreement and the Restricted Stock Award constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

10.
Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (without regard to principles of conflicts of laws).

11.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.
Arbitration; Other Disputes. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled pursuant to the terms of the Company's Employee Dispute Resolution Program, attached hereto at Appendix A.

13.
Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns; provided, however, that the Employee shall not assign the Employee's duties hereunder. In the event of the Employee's death prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee's beneficiary designated in writing to the Company prior to the Employee's death (or to the Employee's estate, if the Employee fails to make such designation).

14.
Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the full extent permitted by law.

15.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.	Compliance With Code Section 409A.

(a)    Notwithstanding Section 4 of this Agreement, for purposes of determining the timing and application of Code Section 409A to amounts payable upon termination of the Employee’s employment with the Company, the Date of Termination shall mean the date of the Employee’s “separation from service” as such term is defined under Code Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Code Section 409A. Subsection (c) below shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Code Section 409A because such amount (i) does not exceed the lesser of (1) two hundred percent (200%) of the Employee’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (2) two hundred percent (200%) of the annual limitation amount under Code Section 401(a)(17) (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which termination of employment occurs, and (ii) is paid no later than the end of the second calendar year commencing after termination of employment.

(b)    All payments to Employee determined to come within the definition of “nonqualified deferred compensation” within the meaning of Code Section 409A (“409A Payment”) are intended to comply with all requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually, nor in combination may accelerate, offset or assign any 409A Payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. Employee shall have no discretion with respect to the timing of payments except as permitted under Code Section 409A. In the event that the Employee is determined to be a “specified employee” (as defined and determined under Code Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, 409A Payments payable by reason of separation from service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after separation from service, or (ii) the Employee’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A without the imposition of penalty taxes. Any 409A Payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Code Section 409A. Any payment delayed by reason of this subsection (c) shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original specified payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(c)    All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A. All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified in an applicable program or policy, to the extent subject to Code Section 409A, shall comply with the following rules: (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Employee, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Employee or any successor or beneficiary thereof, nor for reporting in good faith any payment or benefit as subject to Code Section 409A.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.
Del Taco LLC
By: /s/ Jack Tang
Name: Jack Tang
Title: General Counsel

Chad Gretzema
By: /s/ Chad Gretzema